                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-55650

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MARCH 28, 2003

                                                           Prospectus Supplement
                                         (To Prospectus Dated February 23, 2001)

SALOMON SMITH BARNEY HOLDINGS INC.

      % ENHANCED CAPPED-UPSIDE EQUITY-LINKED SECURITIES(SM)
BASED UPON THE 2003 STRATEGIC 10 PORTFOLIO
DUE                         , 2005
$10.00 PER SECURITY

-     The securities bear interest at the rate of    % per annum. We will pay
      interest in cash quarterly on each    day of each January, April, July and
      October, commencing on July    , 2003.

- You will receive at maturity for each security an amount in cash equal to $10 plus a portfolio return amount, which may be positive, zero or negative.

- The portfolio return amount will be based on the percentage change of the 2003 Strategic 10 Portfolio during the term of the securities.

      - If the 2003 Strategic 10 Portfolio increases, the portfolio return amount will be positive and will equal the product of (a) $10, (b) the percentage increase, subject to a 10% cap, in the 2003 Strategic 10 Portfolio, and (c) a participation rate of 200%. Because of the appreciation cap, the portfolio return amount cannot exceed $2 and the maturity payment cannot exceed $12 per security.

      - If the 2003 Strategic 10 Portfolio decreases, the portfolio return amount will be negative and will equal the product of (a) $10 and
            (b) the percentage decrease in the 2003 Strategic 10 Portfolio. If the portfolio return amount is negative, the maturity payment will be less than the $10 principal amount per security and could be zero.

      - If there is no change in the 2003 Strategic 10 Portfolio, the portfolio return amount will be zero and the maturity payment will be $10 per security.

- The 2003 Strategic 10 Portfolio is comprised of the ten common stocks in the Dow Jones Industrial Average with the highest annualized dividend yields as of January 2, 2003.

- We will apply to list the securities on the American Stock Exchange under the symbol "EEB".

      INVESTING IN THE SECURITIES INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE SECURITIES" BEGINNING ON PAGE S-7.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                 PROCEEDS TO
                                                            SALOMON SMITH BARNEY
                                 PUBLIC      UNDERWRITING        HOLDINGS INC.
                            OFFERING PRICE    DISCOUNT        (BEFORE EXPENSES)
Per Security...............      $10.00       $               $
Total......................      $            $               $

      The underwriter expects to deliver the securities to purchasers on or
about       , 2003.

[SALOMON SMITH BARNEY LOGO]

      , 2003

                           SUMMARY INFORMATION -- Q&A

WHAT ARE THE SECURITIES?

     The securities are a series of unsecured senior debt securities issued by Salomon Smith Barney Holdings Inc. The securities will rank equally with all other unsecured and unsubordinated debt of Salomon Smith Barney Holdings. The
securities mature on        , 2005 and do not provide for earlier redemption by
you or by us.

     Each security represents a principal amount of $10. You may transfer the securities only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the securities by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the securities through the accounts those systems maintain with DTC. You should refer to the section "Description of the Securities -- Book-Entry System" in this prospectus supplement and the section "Book-Entry Procedures and Settlement" in the accompanying prospectus.

WILL I RECEIVE INTEREST ON THE SECURITIES?

     The securities bear interest at the rate of      % per annum. We will pay
interest in cash quarterly on each   day of each January, April, July and
October, commencing on July   , 2003.

WHAT WILL I RECEIVE AT MATURITY OF THE SECURITIES?

     At maturity you will receive the maturity payment and the final quarterly interest payment.

     The maturity payment will equal the sum of (A) the initial principal amount of $10 per security plus (B) the portfolio return amount, which may be positive, zero or negative. Because the portfolio return amount may be negative, the maturity payment could be less than the $10 principal amount per security and could be zero.

HOW WILL THE PORTFOLIO RETURN AMOUNT BE CALCULATED?

     The portfolio return amount will be based on the portfolio return of the 2003 Strategic 10 Portfolio. The portfolio return, which is presented in this prospectus supplement as a percentage, will equal the following fraction:

                         Ending Value -- Starting Value
                       ---------------------------------
                                 Starting Value

provided that the portfolio return will not in any circumstances be greater than 10%.

     How the portfolio return amount is calculated will depend on whether the portfolio return is positive, zero or negative:

     - IF THE PORTFOLIO RETURN IS POSITIVE, the portfolio return amount will equal the product of:

               $10 * Upside Participation Rate * Portfolio Return

      The upside participation rate will be 200%. Because the portfolio return is capped at 10%, the portfolio return amount cannot exceed $2 and the maturity payment cannot exceed $12 per security.

     - IF THE PORTFOLIO RETURN IS ZERO (i.e., if there is no change in the value of the 2003 Strategic 10 Portfolio over the term of the securities), the portfolio return amount will be zero and the maturity payment will be $10 per security.

     - IF THE PORTFOLIO RETURN IS NEGATIVE, the portfolio return amount will equal the product of:

                             $10 * Portfolio Return

      If the portfolio return is negative, the portfolio return amount will be negative and the maturity payment will be less than $10 per security and could be zero.

     The starting value will equal the closing value of the 2003 Strategic 10 Portfolio on the date the securities are priced for initial sale to the public, which is expected to be 100.00. We will disclose the starting value to you in the final prospectus supplement delivered to you in connection with the sale of the securities.

     The ending value will be the average daily closing value of the 2003 Strategic 10 Portfolio for the five portfolio business days immediately up to and including the date three portfolio business days before the maturity date.

     For more specific information about the "portfolio return amount" and the "portfolio return," please see "Description of the Securities -- Portfolio Return Amount" in this prospectus supplement.

     The amount payable to you at maturity is dependent upon the performance of the 2003 Strategic 10 Portfolio during the period after the date of this prospectus supplement up to and including the dates on which the ending value is determined.

     - If the 2003 Strategic 10 Portfolio increases by more than 20% during this period, you will participate in only the first 20% of the increase. The appreciation cap will limit the portfolio return to 10% and the upside participation rate of 200% will double your participation in the portfolio's appreciation to 20% of the principal amount of the securities. For increases in the value of the portfolio of more than 20%, therefore, the securities provide less appreciation than an investment in an instrument directly linked to the portfolio.

     - If the 2003 Strategic 10 Portfolio increases by between 10% and 20% during this period, the appreciation on an investment in the securities will be 20%. The portfolio return will, because of the appreciation cap, be 10% and the upside participation rate of 200% will double your participation in the portfolio's appreciation to 20% of the principal amount of the securities. For increases in the value of the portfolio equal to or greater than 10% and less than 20%, therefore, the securities provide more appreciation than an investment in an instrument directly linked to the portfolio. For an increase in the value of the portfolio of 20%, an investment in the securities provides the same appreciation as an investment in an instrument directly linked to the portfolio.

     - If the 2003 Strategic 10 Portfolio increases by less than 10% during this period, the portfolio return will equal the percentage appreciation in the portfolio, and the participation rate of 200% will double your participation in the portfolio's appreciation. For increases in the value of the portfolio of less than 10%, therefore, the securities provide twice the appreciation of an investment in an instrument directly linked to the portfolio.

     - If the 2003 Strategic 10 Portfolio decreases during this period, the portfolio return and portfolio return amount will be negative. Because there is no floor on depreciation, you will participate in all depreciation in the value of the portfolio.

IS THERE A POSSIBILITY OF LOSS OF CAPITAL?

     If the ending value of the 2003 Strategic 10 Portfolio is the less than its starting value, you will receive less than the original principal amount of the securities at maturity, even if the value of the portfolio exceeded the starting value at one or more times over the term of the securities. Even if the portfolio appreciates during the term of the securities, the total yield on the securities to you may be less than that on a conventional fixed-rate, non-callable debt security of Salomon Smith Barney Holdings of comparable maturity. You should refer to "Risk
Factors -- The yield on the securities may be lower than the return on a standard debt security of comparable maturity."

WHERE CAN I FIND EXAMPLES OF HYPOTHETICAL MATURITY PAYMENTS?

     For a table and a graph setting forth hypothetical maturity payments, see "Description of the Securities -- Maturity Payment -- Hypothetical Examples".

WHAT IS THE 2003 STRATEGIC 10 PORTFOLIO AND WHAT DOES IT MEASURE?

     The underlying stocks of the 2003 Strategic 10 Portfolio are the ten common stocks in the Dow Jones Industrial Average, or DJIA, which had the highest annualized dividend yields as of January 2, 2003.

     The 2003 Strategic 10 Portfolio is a portfolio calculated, published and disseminated by the American Stock Exchange that is intended to measure the composite price performance of the underlying stocks that comprise the portfolio. A list of the underlying stocks is included below in the section "Description of the 2003 Strategic 10 Portfolio." For tables showing high and low sale prices for each of the underlying stocks for each quarter since the first quarter of 1998, you should refer to Annex A to this prospectus supplement. The value of the portfolio will be published through the Consolidated Tape Association's Network B under the ticker symbol "SXD".

     Please note that an investment in the securities does not entitle you to any ownership or other interest in the stocks of the companies included in the 2003 Strategic 10 Portfolio.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE
SECURITIES?

     In purchasing a security, each holder agrees with Salomon Smith Barney Holdings that Salomon Smith Barney Holdings and such holder intend to treat a security for U.S. federal income tax purposes as a cash-settled capped variable forward contract on the value of the 2003 Strategic 10 Portfolio at maturity (including as a result of acceleration or otherwise), under the terms of which contract (a) at the time of issuance of the securities the holder deposits irrevocably with Salomon Smith Barney Holdings a fixed amount of cash equal to the purchase price of the securities to assure the fulfillment of the holder's purchase obligation described in clause (c) below, which deposit will unconditionally and irrevocably be applied at maturity to satisfy such obligation, (b) until maturity Salomon Smith Barney Holdings will be obligated to pay interest on such deposit at a rate equal to the stated rate of interest on the securities as compensation to the holder for Salomon Smith Barney Holdings' use of such cash deposit during the term of the securities and (c) at maturity such cash deposit unconditionally and irrevocably will be applied by Salomon Smith Barney Holdings in full satisfaction of the holder's obligation under the forward contract. (Prospective investors should note that cash proceeds of this offering will not be segregated by Salomon Smith Barney Holdings during the term of the securities, but instead will be commingled with Salomon Smith Barney Holdings' other assets and applied in a manner consistent with the "Use of Proceeds and Hedging" in the accompanying prospectus.) Consistent with the above characterization, (i) amounts paid to Salomon Smith Barney Holdings in respect of the original issue of a security will be treated as allocable in their entirety to the amount of the cash deposit attributable to such securities, and (ii) amounts denominated as interest that are payable with respect to the securities will be characterized as interest payable on the amount of such deposit, includible annually in the income of a U.S. Holder as interest income in accordance with such holder's method of accounting.

WILL THE SECURITIES BE LISTED ON A STOCK EXCHANGE?

     We will apply to list the securities on the American Stock Exchange under the symbol "EEB", subject to official notice of issuance. You should be aware that the listing of the securities on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the securities.

WHAT IS THE ROLE OF SALOMON SMITH BARNEY HOLDINGS' SUBSIDIARY, SALOMON SMITH BARNEY INC.?

     Our subsidiary, Salomon Smith Barney Inc., is the underwriter for the offering and sale of the securities. After the initial offering, Salomon Smith Barney Inc. and/or other of our broker-dealer affiliates intend to buy and sell the securities to create a secondary market for holders of the securities, and may engage in other activities described in the section "Underwriting" in this prospectus supplement. Salomon Smith Barney Inc. will also act as calculation agent for the securities.

CAN YOU TELL ME MORE ABOUT SALOMON SMITH BARNEY HOLDINGS?

     Salomon Smith Barney Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Salomon Smith Barney Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Salomon Smith Barney Holdings' ratios of earnings to fixed charges (Salomon Smith Barney Holdings has no outstanding preferred stock) since 1998 are as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                      --------------------------------
                                                      2002   2001   2000   1999   1998
                                                      ----   ----   ----   ----   ----
Ratio of earnings to fixed charges..................  1.44   1.34   1.32   1.46   1.11

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE SECURITIES?

     Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws ("ERISA-Type Plans") will not be permitted to purchase or hold the securities. Employee benefit plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh plans, will be permitted to purchase or hold the securities. However, such plans will be deemed to have represented that their purchase, acquisition, holding and disposition of the securities and the transactions contemplated by this prospectus supplement do not and will not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the securities are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Securities" in this prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by us with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-4346), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2002, and (ii) Current Report on Form 8-K filed on January 22, 2003.

     You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at http://www.sec.gov.

                    RISK FACTORS RELATING TO THE SECURITIES

     Because the terms of the securities differ from those of conventional debt securities in that the maturity payment will be based on the average daily closing value of the 2003 Strategic 10 Portfolio for the five portfolio business days immediately up to and including the date three portfolio business days before the maturity date, an investment in the securities entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of the 2003 Strategic 10 Portfolio, and other events that are difficult to predict and beyond our control.

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS IF THE 2003 STRATEGIC 10 PORTFOLIO DECLINES

     The amount of the maturity payment will depend on the ending value of the 2003 Strategic 10 Portfolio. As a result, the amount you receive at maturity may be less than the amount you paid for your securities, except to the extent of the interest payable on the securities. If the ending value of the 2003 Strategic 10 Portfolio is less than the starting value of the 2003 Strategic 10 Portfolio, the amount you receive at maturity for each security will be less than the $10 you pay for each security, and could be zero, in which case your investment in the securities will result in a loss, again except to the extent of the interest payable on the securities. This will be true even if the value of the 2003 Strategic 10 Portfolio at any point during the term of the securities exceeds the starting value of the 2003 Strategic 10 Portfolio but the ending value of the 2003 Strategic 10 Portfolio is less than the starting value of the 2003 Strategic 10 Portfolio.

THE APPRECIATION OF YOUR INVESTMENT IN THE SECURITIES WILL BE CAPPED

     As a result of the 10% appreciation cap, the securities may provide less opportunity for appreciation than an investment in an instrument directly linked to the 2003 Strategic 10 Portfolio. The 10% appreciation cap, together with the upside participation rate, will operate to limit the portion of any appreciation in the value of the 2003 Strategic 10 Portfolio in which you will share to 20% of the principal amount of the securities. If the ending value of the 2003 Strategic 10 Portfolio exceeds the starting value by more than 20%, the appreciation on an investment in the securities will be less than the appreciation on an investment in the underlying stocks of the 2003 Strategic 10 Portfolio or an investment in an instrument that was directly linked to the 2003 Strategic 10 Portfolio but was not subject to an appreciation cap.

THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE RETURN ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The amount you receive at maturity may be less than the return you could have earned on other investments. The amount of the maturity payment will depend on the ending value of the 2003 Strategic 10 Portfolio. The interest rate on the
securities will be      % per annum. If the ending value of the 2003 Strategic
10 Portfolio is less than approximately      % of its starting value, your on
the securities will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Salomon Smith Barney Holdings of comparable maturity.

THE INTEREST PAYMENTS ON THE SECURITIES MAY BE LESS THAN THE DIVIDENDS ON THE STOCKS UNDERLYING THE 2003 STRATEGIC 10 PORTFOLIO

     The 2003 Strategic 10 Portfolio is comprised of the ten common stocks in the DJIA which had the highest annualized dividend yields as of January 2, 2003. An investment in the securities does not entitle you to dividends paid by the issuers of these common stocks. Instead, the securities bear interest at the
rate of   % per annum and the interest payments on the securities may be less than the dividends you would receive if you held the stocks underlying the 2003 Strategic 10 Portfolio.

THE HYPOTHETICAL HISTORICAL PERFORMANCE OF THE 2003 STRATEGIC 10 PORTFOLIO IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF THE 2003 STRATEGIC 10 PORTFOLIO

     The hypothetical historical performance of the 2003 Strategic 10 Portfolio, which is included in this prospectus supplement and which assumes the 2003 Strategic 10 Portfolio had been created on January 2, 2003, should not be taken as an indication of the future performance of the 2003 Strategic 10 Portfolio. While the trading prices of the stocks underlying the 2003 Strategic 10 Portfolio will determine the value of the portfolio, it is impossible to predict whether the value of the portfolio will fall or rise. Trading prices of the stocks underlying the 2003 Strategic 10 Portfolio will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or of a particular underlying stock.

     The actual number of shares of each of the underlying stocks used to calculate the portfolio will be determined as of the date the securities are priced for initial sale to the public and will differ from the number of shares of each underlying stock used to calculate the hypothetical historical performance of the 2003 Strategic 10 Portfolio. For more information on calculation of the portfolio, please see "Description of the 2003 Strategic 10 Portfolio -- Calculation of the 2003 Strategic 10 Portfolio" in this prospectus supplement.

YOUR RETURN ON THE SECURITIES WILL NOT REFLECT THE RETURN YOU WOULD REALIZE IF YOU ACTUALLY OWNED THE STOCKS UNDERLYING THE 2003 STRATEGIC 10 PORTFOLIO

     Your return on the securities will not reflect the return you would realize if you actually owned the stocks underlying the 2003 Strategic 10 Portfolio because the American Stock Exchange calculates the 2003 Strategic 10 Portfolio by reference to the prices of the stocks comprising the 2003 Strategic 10 Portfolio without taking into consideration the value of any dividends paid on those stocks.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR SECURITIES PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN YOU ORIGINALLY INVEST

     We believe that the value of your securities in the secondary market will be affected by the supply of and demand for the securities, the value of the 2003 Strategic 10 Portfolio and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell your securities prior to maturity may be substantially less than the amount you originally invest if, at such time, the value of the 2003 Strategic 10 Portfolio is less than, equal to or not sufficiently above the value of the 2003 Strategic 10 Portfolio on the date the securities are priced for initial sale to the public. The following paragraphs describe what we expect to be the impact on the market value of the securities of a change in a specific factor, assuming all other conditions remain constant.

     Value of the 2003 Strategic 10 Portfolio. We expect that the market value of the securities will likely depend substantially on the relationship between the value of the 2003 Strategic 10 Portfolio on the date the securities are priced for initial sale to the public and the future value of the 2003 Strategic 10 Portfolio. If you choose to sell your securities when the value of the 2003 Strategic 10 Portfolio exceeds its starting value, you may receive substantially less than the amount that would be payable at maturity based on that value of the 2003 Strategic 10 Portfolio because of expectations that the 2003 Strategic 10 Portfolio will continue to fluctuate between that time and the time when the ending value of the 2003 Strategic 10 Portfolio is determined. If you choose to sell your securities when the value of the 2003 Strategic 10 Portfolio is below the value of the portfolio on the date the securities are priced for initial sale to the public, you may receive less than your original investment.

     Volatility of the 2003 Strategic 10 Portfolio. Volatility is the term used to describe the size and frequency of market fluctuations. If the value of the 2003 Strategic 10 Portfolio is volatile, the trading value of the securities may be reduced.

     Events involving the companies comprising the 2003 Strategic 10
Portfolio. General economic conditions and earnings results of the companies whose common stocks comprise the 2003 Strategic 10 Portfolio and real or anticipated changes in those conditions or results may affect the market value of the securities. In addition, if the dividend yields on those stocks increase, the value of the securities may be adversely affected because the 2003 Strategic 10 Portfolio does not incorporate the value of dividend payments. Conversely, if dividend yields on the stocks decrease, the value of the securities may be favorably affected.

     Interest rates. We expect that the market value of the securities will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the securities may decrease, and if U.S. interest rates decrease, the value of the securities may increase. Interest rates may also affect the economy and, in turn, the value of the 2003 Strategic 10 Portfolio, which (for the reasons discussed above) would affect the value of the securities.

     Salomon Smith Barney Holdings' credit ratings, financial condition and results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the value of the securities.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as an increase in the value of the 2003 Strategic 10 Portfolio.

     In general, assuming all relevant factors are held constant, we expect that the effect on the value of the securities of a given change in most of the factors listed above will be less if it occurs later in the term of the securities than if it occurs earlier in the term of the securities.

YOU MAY NOT BE ABLE TO SELL YOUR SECURITIES IF AN ACTIVE TRADING MARKET FOR THE SECURITIES DOES NOT DEVELOP

     There is currently no secondary market for the securities. Salomon Smith Barney Inc. currently intends, but is not obligated, to make a market in the securities. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the securities. If the secondary market for the securities is limited, there may be few buyers should you choose to sell your securities prior to maturity and this may reduce the price you receive.

SALOMON SMITH BARNEY INC., AN AFFILIATE OF SALOMON SMITH BARNEY HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Because Salomon Smith Barney Inc., which is acting as the calculation agent for the securities, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

THE MARKET VALUE OF THE SECURITIES MAY BE AFFECTED BY PURCHASES AND SALES OF THE STOCKS UNDERLYING THE 2003 STRATEGIC 10 PORTFOLIO OR DERIVATIVE INSTRUMENTS RELATED TO THE PORTFOLIO BY AFFILIATES OF SALOMON SMITH BARNEY HOLDINGS

     Salomon Smith Barney Holdings' affiliates, including Salomon Smith Barney Inc., may from time to time buy or sell the underlying stocks of the 2003 Strategic 10 Portfolio or derivative instruments relating to the portfolio for their own accounts in connection with their normal business practices. These transactions could affect the value of the underlying stocks of the 2003 Strategic 10 Portfolio and therefore the market value of the securities.

     Salomon Smith Barney Inc. or an affiliate may enter into a swap agreement with one of Salomon Smith Barney Holdings' other affiliates in connection with the sale of the securities and may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SECURITIES ARE
UNCERTAIN

     No statutory, judicial or administrative authority directly addresses the characterization of the securities or instruments similar to the securities for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the securities are not certain. No ruling is being requested from the Internal Revenue Service with respect to the securities and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations" in this prospectus supplement.

                         DESCRIPTION OF THE SECURITIES

     The description in this prospectus supplement of the particular terms of
the      % Enhanced Capped-Upside Equity-Linked Securities Based Upon the 2003
Strategic 10 Portfolio Due 2005 supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered securities set forth in the accompanying prospectus.

GENERAL

     The      % Enhanced Capped-Upside Equity-Linked Securities based upon the
2003 Strategic 10 Portfolio (the "securities") are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus. The aggregate principal amount of the securities issued will be $
(     securities). The securities will mature on           , 2005, will
constitute part of the senior debt of Salomon Smith Barney Holdings and will rank pari passu with all other unsecured and unsubordinated debt of Salomon Smith Barney Holdings. The securities will be issued only in fully registered form and in denominations of $10 per security and integral multiples thereof.

     The payment you receive at maturity on the securities will depend on the percentage increase or decrease in the ending value of the 2003 Strategic 10 Portfolio from its starting value. If the ending value of the 2003 Strategic 10 Portfolio is less than its starting value, the payment you receive at maturity will be directly linked to the percentage decrease in the ending value of the portfolio from its starting value, in which event you will receive less than your investment in the securities. If the ending value of the 2003 Strategic 10 Portfolio is greater than its starting value, the payment you receive at maturity will be greater than your investment in the securities. If the ending value of the 2003 Strategic 10 Portfolio exceeds its starting value by 10% or less, the appreciation on an investment in the securities will be twice the return on an instrument directly linked to the 2003 Strategic 10 Portfolio because of the upside participation rate of 200%. However, because the appreciation cap limits the maximum portfolio return amount you can receive at maturity to 20% of the principal amount of the securities, in no circumstances will the payment you receive at maturity be more than $12 per security.

     The trustee under the senior debt indenture will be The Bank of New York under an indenture dated as of October 27, 1993, as amended from time to time. A copy of the senior debt indenture under which The Bank of New York serves as trustee has been filed with the SEC as an exhibit to the Registration Statement of which the accompanying prospectus forms a part and is hereby incorporated by reference as part of the Registration Statement. Section numbers in The Bank of New York senior debt indenture take the form "1.01", "2.01" and so forth, rather than "101", "201" and so forth. Section references in the accompanying prospectus should be read accordingly.

     Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the securities and of the senior debt indenture under which the securities will be issued.

INTEREST

     The securities bear interest at the rate of      % per annum. We will pay
interest in cash quarterly on each   day of each January, April, July and
October, commencing on July   , 2003.

     Interest will be payable to the persons in whose names the securities are registered at the close of business on the Business Day preceding each interest payment date. If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on that interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

REDEMPTION AT THE OPTION OF THE HOLDER; DEFEASANCE

     The securities are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt
Securities -- Defeasance".

PAYMENT AT MATURITY

     At maturity, you will receive for each security a maturity payment equal to the sum of the initial principal amount of $10 per security plus the portfolio return amount, which may be positive, zero or negative.

PORTFOLIO RETURN AMOUNT

     The portfolio return amount will be based on the portfolio return of the 2003 Strategic 10 Portfolio. The portfolio return, which is presented in this prospectus supplement as a percentage, will equal the following fraction:

                         Ending Value -- Starting Value
                    ----------------------------------------
                                 Starting Value

provided that the portfolio return will not in any circumstances be greater than 10%.

     How the portfolio return amount will be calculated depends on whether the portfolio return is positive, zero or negative:

     - IF THE PORTFOLIO RETURN IS POSITIVE, the portfolio return amount will equal the product of:

               $10 * Upside Participation Rate * Portfolio Return

       The upside participation rate will be 200%. Because the portfolio return is capped at 10%, the portfolio return amount cannot exceed $2 and the maturity payment cannot exceed $12.

     - IF THE PORTFOLIO RETURN IS ZERO (i.e., if there is no change in the value of the 2003 Strategic 10 Portfolio over the term of the securities), the portfolio return amount will be zero and the maturity payment will be the $10 principal amount per security.

     - IF THE PORTFOLIO RETURN IS NEGATIVE, the portfolio return amount will equal the product of:

                             $10 * Portfolio Return

       If the portfolio return is negative, the portfolio return amount will be negative and the maturity payment will be less than the $10 principal amount per security and could be zero.

     The starting value will equal the closing value of the 2003 Strategic 10 Portfolio on the date the securities are priced for initial sale to the public, which is expected to be 100.00. We will disclose the starting value to you in the final prospectus supplement delivered to you in connection with the sale of the securities.

     The ending value will be the average daily closing value of the 2003 Strategic 10 Portfolio for the five portfolio business days immediately up to and including the date three portfolio business days before the maturity date.

     If no closing value of the 2003 Strategic 10 Portfolio is available on any portfolio business day because of a market disruption event or otherwise, unless the determination for that portfolio business day is deferred by the calculation agent as described below, the closing value of the 2003 Strategic 10 Portfolio will be the arithmetic mean, as determined by the calculation agent, of the value of the 2003 Strategic 10 Portfolio obtained from as many dealers in equity securities (which may include Salomon Smith Barney Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the closing value of the 2003 Strategic 10 Portfolio by the calculation agent in the event no such closing value is available may be deferred by the calculation agent for up to five consecutive portfolio business days on which a market disruption event is occurring, but in no event later than the third portfolio business day prior to maturity.

     A portfolio business day means a day, as determined by the calculation agent, on which the 2003 Strategic 10 Portfolio or any successor portfolio is calculated and published and on which securities comprising more than 80% of the value of the 2003 Strategic 10 Portfolio on such day are capable of being traded on their relevant exchanges during the one-half hour before the determination of the closing value of the 2003 Strategic 10 Portfolio. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the securities, absent manifest error.

     A market disruption event means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of the 2003 Strategic 10 Portfolio or any successor portfolio, (b) any options or futures contracts, or any options on such futures contracts relating to the 2003 Strategic 10 Portfolio or any successor portfolio, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the value of the 2003 Strategic 10 Portfolio or any successor portfolio on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the 2003 Strategic 10 Portfolio is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the 2003 Strategic 10 Portfolio will be based on a comparison of the portion of the value of the 2003 Strategic 10 Portfolio attributable to that security relative to the overall value of the 2003 Strategic 10 Portfolio, in each case immediately before that suspension or limitation.

MATURITY PAYMENT -- HYPOTHETICAL EXAMPLES

     Because the return on the securities is dependent on the ending value of the 2003 Strategic 10 Portfolio, and because the ending value of the 2003 Strategic 10 Portfolio could be a number of different values, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity. The graph of hypothetical maturity payments below is intended to illustrate the effect of the appreciation cap and the upside participation rate on the maturity payment. The line marked with circles shows hypothetical maturity payments for an investment of $10 in an instrument directly linked to the 2003 Strategic 10 Portfolio. The line marked with triangles shows hypothetical maturity payments for an investment in the securities, with a portfolio return that is capped at 10% and an upside participation rate of 200%. The graph assumes a starting value of the 2003 Strategic 10 Portfolio of 100.00.

                          MATURITY PAYMENT COMPARISON

(MATURITY PAYMENT COMPARISON GRAPH)

     The table below shows hypothetical maturity payments on the securities for a range of ending values of the 2003 Strategic 10 Portfolio. The table assumes a starting value of the 2003 Strategic 10 Portfolio of 100.00, an appreciation cap of 10% and an upside participation rate of 200%.

         PERCENTAGE
         CHANGE OF      PORTFOLIO
ENDING      THE       RETURN ON THE   MATURITY PAYMENT
VALUE    PORTFOLIO     SECURITIES       PER SECURITY
------   ----------   -------------   ----------------
  0.0      -100.0%       -100.0%           $ 0.00
 50.0       -50.0%        -50.0%           $ 5.00
 75.0       -25.0%        -25.0%           $ 7.50
 77.5       -22.5%        -22.5%           $ 7.75
 80.0       -20.0%        -20.0%           $ 8.00
 82.5       -17.5%        -17.5%           $ 8.25
 85.0       -15.0%        -15.0%           $ 8.50
 87.5       -12.5%        -12.5%           $ 8.75
 90.0       -10.0%        -10.0%           $ 9.00
 92.5        -7.5%         -7.5%           $ 9.25
 95.0        -5.0%         -5.0%           $ 9.50
 97.5        -2.5%         -2.5%           $ 9.75
100.0         0.0%          0.0%           $10.00
102.5         2.5%          5.0%           $10.50
105.0         5.0%         10.0%           $11.00
107.5         7.5%         10.0%           $11.50
110.0        10.0%         10.0%           $12.00
112.5        12.5%         10.0%           $12.00
115.0        15.0%         10.0%           $12.00
117.5        17.5%         10.0%           $12.00
120.0        20.0%         10.0%           $12.00
122.5        22.5%         10.0%           $12.00
125.0        25.0%         10.0%           $12.00
127.5        27.5%         10.0%           $12.00
130.0        30.0%         10.0%           $12.00
132.5        32.5%         10.0%           $12.00
135.0        35.0%         10.0%           $12.00
150.0        50.0%         10.0%           $12.00
200.0       100.0%         10.0%           $12.00

     The examples are for purposes of illustration only. The actual portfolio return amount will depend on the starting value and the actual ending value determined by the calculation agent as provided in this prospectus supplement. Hypothetical historical closing values for the 2003 Strategic 10 Portfolio are included in this prospectus supplement under "Description of the 2003 Strategic 10 Portfolio -- Hypothetical Historical Data on the 2003 Strategic 10 Portfolio."

DISCONTINUANCE OF THE 2003 STRATEGIC 10 PORTFOLIO

     If the American Stock Exchange discontinues publication of the 2003 Strategic 10 Portfolio or if it or another entity publishes a successor or substitute portfolio that the calculation agent determines, in its sole discretion, to be comparable to the 2003 Strategic 10 Portfolio, then the ending value will be determined by reference to the value of that portfolio, which we refer to as a "successor portfolio."

     Upon any selection by the calculation agent of a successor portfolio, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor portfolio to the registered holders of the securities.

     If the American Stock Exchange discontinues publication of the 2003 Strategic 10 Portfolio and a successor portfolio is not selected by the calculation agent or is no longer published on a date of determination of the ending value, the value to be substituted for the 2003 Strategic 10 Portfolio for that date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the 2003 Strategic 10 Portfolio prior to any such discontinuance.

     If the American Stock Exchange discontinues publication of the 2003 Strategic 10 Portfolio prior to the determination of the portfolio return amount and the calculation agent determines that no successor portfolio is available at that time, then on each portfolio business day until the earlier to occur of (a) the determination of the portfolio return amount and (b) a determination by the calculation agent that a successor portfolio is available, the calculation agent will determine the value that is to be used in determining the value of the 2003 Strategic 10 Portfolio. The calculation agent will cause notice of those daily closing values to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to those values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the 2003 Strategic 10 Portfolio may adversely affect trading in the securities.

     If a successor portfolio is selected or the calculation agent calculates a value as a substitute for the 2003 Strategic 10 Portfolio as described above, the successor portfolio or value will be substituted for the 2003 Strategic 10 Portfolio for all purposes, including for purposes of determining whether a portfolio business day or market disruption event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the 2003 Strategic 10 Portfolio may reduce the value of the securities.

     All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the securities, absent manifest error.

ALTERATION OF METHOD OF CALCULATION

     If at any time the method of calculating the 2003 Strategic 10 Portfolio or a successor portfolio is changed in any material respect, or if the 2003 Strategic 10 Portfolio or a successor portfolio is in any other way modified so that the value of the 2003 Strategic 10 Portfolio or the successor portfolio does not, in the opinion of the calculation agent, fairly represent the value of that portfolio had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a portfolio comparable to the 2003 Strategic 10 Portfolio or the successor portfolio as if the changes or modifications had not been made, and calculate the closing value with reference to the 2003 Strategic 10 Portfolio or the successor portfolio. Accordingly, if the method of calculating the 2003 Strategic 10 Portfolio or the successor portfolio is modified so that the value of the 2003 Strategic 10 Portfolio or the successor portfolio is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the 2003 Strategic 10 Portfolio), then the calculation agent will adjust that portfolio in order to arrive at a value of the portfolio as if it had not been modified (e.g., as if the split had not occurred).

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the maturity payment, calculated as though the maturity of the securities were the date of early repayment. See "-- Payment at Maturity" above. If a bankruptcy proceeding is commenced in respect of

Salomon Smith Barney Holdings, the claim of the beneficial owner of an securities may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the securities plus an additional amount of accrued interest calculated as though the maturity date of the securities were the date of the commencement of the proceeding.

     In case of default in payment at maturity of the securities, the securities shall bear interest, payable upon demand of the beneficial owners of the securities in accordance with the terms of the securities, from and after the maturity date through the date when payment of the unpaid amount has been made
or duly provided for, at the rate of      % per annum on the unpaid amount (or
the cash equivalent of such unpaid amount) due.

BOOK-ENTRY SYSTEM

     Upon issuance, all securities will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for securities in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the securities through the accounts that each of these systems maintains as a participant in DTC.

     A description of DTC's procedures with respect to the Global Securities is set forth in the prospectus under "Book-Entry Procedures and Settlement". DTC has confirmed to Salomon Smith Barney Holdings, Salomon Smith Barney Inc. and the trustee that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the securities will be made by Salomon Smith Barney Inc. in same-day funds. All maturity payments and all interest payments will be paid by Salomon Smith Barney Holdings in same-day funds so long as the securities are maintained in book-entry form.

CALCULATION AGENT

     The calculation agent for the securities will be Salomon Smith Barney Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Salomon Smith Barney Holdings and the holders of the securities. Because the calculation agent is an affiliate of Salomon Smith Barney Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the securities, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the securities. Salomon Smith Barney Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                 DESCRIPTION OF THE 2003 STRATEGIC 10 PORTFOLIO

GENERAL

     Unless otherwise stated, we have derived all information regarding the 2003 Strategic 10 Portfolio contained in this prospectus supplement, including its composition, method of calculation and changes in its components, from the American Stock Exchange, publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, the American Stock Exchange. The value of the portfolio will be published through the Consolidated Tape Association's Network B under the ticker symbol "SXD". The American Stock Exchange has no obligation to continue to publish, and may discontinue or suspend publication of, the 2003 Strategic 10 Portfolio at any time. A list of the issuers of the underlying stocks of the 2003 Strategic 10 Portfolio is available at any time from the American Stock Exchange. The American Stock Exchange's address is 86 Trinity Place, New York, NY 10006, and its telephone number is (212) 306-1000.

UNDERLYING STOCKS OF THE 2003 STRATEGIC 10 PORTFOLIO

                                                               INITIAL
                                                              WEIGHTING   PRINCIPAL
                                                                 IN        TRADING    STOCK
     ISSUER                                                   PORTFOLIO    MARKET     SYMBOL
     ------                                                   ---------   ---------   ------
 1.  Altria Group, Inc. ....................................   1/10th       NYSE       MO
 2.  Caterpillar Inc. ......................................   1/10th       NYSE      CAT
 3.  E.I. du Pont de Nemours and Company....................   1/10th       NYSE       DD
 4.  Eastman Kodak Company..................................   1/10th       NYSE       EK
 5.  General Electric Company...............................   1/10th       NYSE       GE
 6.  General Motors Corporation.............................   1/10th       NYSE       GM
 7.  Honeywell International Inc. ..........................   1/10th       NYSE      HON
 8.  International Paper Company............................   1/10th       NYSE       IP
 9.  J.P. Morgan Chase & Co. ...............................   1/10th       NYSE      JPM
10.  SBC Communications Inc. ...............................   1/10th       NYSE      SBC

     For a brief description of the business of the issuer of each underlying stock and tables showing high and low sale prices for each of the underlying stocks for each quarter since the first quarter of 1998, you should refer to Annex A to this prospectus supplement.

SELECTION OF THE UNDERLYING STOCKS

     The underlying stocks of the 2003 Strategic 10 Portfolio are the ten common stocks in the Dow Jones Industrial Average(SM), or DJIA, which had the highest annualized dividend yields as of January 2, 2003. Initially, each common stock in the portfolio will be equally weighted and will represent 10% of the value of the portfolio. The annualized dividend yield for each stock in the DJIA was calculated by annualizing the last ordinary dividend declared on that stock and dividing the result by the closing price of that stock on the New York Stock Exchange on January 2, 2003.

     The DJIA is comprised of 30 common stocks selected at the discretion of the editors of The Wall Street Journal (the "WSJ"), which is published by Dow Jones, as representative of the broad market of U.S. industry. There are no pre-determined criteria for selection of an underlying stock except that component companies represented by the DJIA should be established U.S. companies that are leaders in their industries. The DJIA attempts to serve as a measure of the entire U.S. market, including financial services, technology, retail, entertainment and consumer goods, and is not limited to traditionally defined industrial stocks.

     Changes in the composition of the DJIA are made entirely by the editors of the WSJ without consultation with the issuers of the underlying stocks of the DJIA, any stock exchange, any official agency or us. In order to maintain continuity, changes to the underlying stocks included in the DJIA tend to be made infrequently and generally occur only after corporate acquisitions or other dramatic shifts in a component company's core business. When one underlying stock is replaced, the entire index is reviewed. As a result, multiple component changes are often implemented simultaneously. The underlying stocks of the DJIA may be changed at any time for any reason.

CALCULATION OF THE 2003 STRATEGIC 10 PORTFOLIO

     The 2003 Strategic 10 Portfolio will be calculated by the American Stock Exchange using an "equal dollar-weighting" methodology designed to ensure that each of the underlying stocks is represented in an approximately equal dollar amount in the 2003 Strategic 10 Portfolio as of the date the securities are priced for initial sale to the public. To create the 2003 Strategic 10 Portfolio, Salomon Smith Barney Inc. will calculate a notional portfolio of the underlying stocks representing an investment of $10,000 in each underlying stock (rounded to the nearest whole share) as of the date the securities are priced for initial sale to the public. The value of the 2003 Strategic 10 Portfolio at any time equals the sum of the products of the current market price for each underlying stock and the assigned number of shares of that stock divided by the 2003 Strategic 10 Portfolio divisor. The 2003 Strategic 10 Portfolio divisor will be set to provide a benchmark value of 100.00 as of the date the securities are priced for initial sale to the public. The initial value of the portfolio will thus be equal to 100.00.

     The number of shares of each underlying stock in the 2003 Strategic 10 Portfolio will remain fixed except in the event of certain types of corporate actions such as the payment of a dividend (other than an ordinary cash dividend), a stock distribution, stock split, reverse stock split, rights offering, distribution, reorganization, recapitalization, or similar event with respect to the underlying stocks. The number of shares of each underlying stock also may be adjusted by the American Stock Exchange, if necessary, in the event of a merger, consolidation, dissolution, or liquidation of an issuer or in certain other events such as the distribution of property by an issuer to shareholders, the expropriation or nationalization of a foreign issuer, or the imposition of certain foreign taxes on shareholders of a foreign issuer. Shares of an underlying stock may be replaced (or supplemented) by the American Stock Exchange with another security only under certain circumstances, such as in the event of a merger or consolidation, the conversion of an underlying stock into another class of security, the termination of a depository receipt program, or the spin-off of a subsidiary. If a stock is added to the portfolio, the American Stock Exchange will select the stock from the DJIA which has the highest dividend yield of those stocks not already included in the 2003 Strategic 10 Portfolio. No attempt will be made by the American Stock Exchange to find a replacement stock or to otherwise compensate for an underlying stock that is extinguished due to bankruptcy or similar circumstances.

     More specifically, (i) in the event of a merger or consolidation (whether between two issuers of underlying stocks or between the issuer of an underlying stock and an issuer of a stock that is not an underlying stock), the original underlying stock will be replaced by the new security; (ii) in the event of a conversion into another class of security, the original underlying stock will be replaced by the new security; and (iii) in the event of a spin-off of a subsidiary, both the subsidiary issue and the original "parent security" will be included in the 2003 Strategic 10 Portfolio, unless the subsidiary is, in the determination of the American Stock Exchange, an insignificant percentage of the original security.

     If the underlying stock remains in the 2003 Strategic 10 Portfolio following the occurrence of any such event, the number of shares of the underlying stock may be adjusted by the American Stock Exchange to the nearest whole share to maintain the component's relative weight in the 2003 Strategic 10 Portfolio at the value immediately prior to the corporate action. In all cases, the divisor will be adjusted by the American Stock Exchange, if necessary, to ensure continuity of the value of the 2003 Strategic 10 Portfolio.

     An underlying stock will not be removed from the 2003 Strategic 10 Portfolio if it ceases to be included in the DJIA during the term of the securities.

     The 2003 Strategic 10 Portfolio will be calculated based on real-time prices for all of the underlying stocks. The value of the 2003 Strategic 10 Portfolio will be calculated and disseminated by the American Stock Exchange every 15 seconds.

HYPOTHETICAL HISTORICAL DATA ON THE 2003 STRATEGIC 10 PORTFOLIO

     The following table sets forth the hypothetical historical closing values of the 2003 Strategic 10 Portfolio on the last business day of each month from January 1998 to February 2003, each calculated as if the 2003 Strategic 10 Portfolio had been created on January 2, 2003 with a starting value of 100.00. The table set forth below was prepared by Salomon Smith Barney and is based on historical trading data for each of the stocks underlying the 2003 Strategic 10 Portfolio obtained from the primary trading market for such stocks and was calculated using hypothetical share amounts for each of the underlying stocks based on an investment of $10,000 in each of the underlying stocks (rounded to the nearest whole share) as of January 2, 2003. The hypothetical historical closing values set forth below in the table have not been verified by an independent third party. As explained above, the actual number of shares of each of the underlying stocks used to calculate the portfolio will be determined as of the date the securities are priced for initial sale to the public and will therefore differ from those used in calculating the hypothetical historical closing values in this table. These hypothetical historical closing values should not be taken as an indication of future performance. The hypothetical historical values set forth herein have been adjusted to reflect certain corporate events that affected the relevant trading data, including, but not limited to, stock splits and stock dividends. Certain adjustments to the 2003 Strategic 10 Portfolio will be made by the American Stock Exchange as set forth under "-- Calculation of the 2003 Strategic 10 Portfolio" above.

                                              1998     1999     2000     2001     2002    2003
                                             ------   ------   ------   ------   ------   -----
January....................................  130.08   149.31   151.66   142.39   120.31   91.64
February...................................  139.08   147.89   140.41   139.36   125.13   89.37
March......................................  144.10   151.81   152.90   130.89   129.13
April......................................  148.37   171.70   151.64   142.33   123.91
May........................................  146.06   160.02   147.62   146.18   127.02
June.......................................  148.11   171.10   131.02   138.31   114.82
July.......................................  149.88   167.52   131.24   137.03   107.15
August.....................................  128.25   164.20   145.14   130.12   104.98
September..................................  131.37   161.64   132.44   114.78    85.47
October....................................  141.50   165.79   146.56   111.20    92.24
November...................................  147.89   159.53   133.88   120.42   102.36
December...................................  150.64   164.37   139.63   121.25    96.45

     The hypothetical closing value of the 2003 Strategic 10 Portfolio on March 27, 2003 was 91.02.

     An investment of $10,000 in each of the underlying stocks (rounded to the nearest whole share) as of January 2, 2003 would have resulted in a purchase of the following number of shares of each of the Underlying Stocks: Altria Group, Inc. (248); Caterpillar Inc. (209); E.I. du Pont de Nemours and Company (230); Eastman Kodak Company (279); General Electric Company (392); General Motors Corporation (257); Honeywell International Inc. (400); International Paper Company (281); J.P. Morgan Chase & Co. (393); and SBC Communications Inc. (346). The hypothetical historical closing values set forth above equal the market value of the sum of the number of shares of each of the underlying stocks as of the relevant date divided by a portfolio divisor of 999.4442.

CALCULATION AGENCY AGREEMENT BETWEEN SALOMON SMITH BARNEY INC. AND THE AMERICAN STOCK EXCHANGE

     The American Stock Exchange will enter into a calculation agency agreement with Salomon Smith Barney Inc., pursuant to which it will calculate the portfolio as described under "-- Calculation of the 2003 Strategic 10 Portfolio" above. The securities are not sponsored, endorsed, sold or promoted by the American Stock Exchange. The American Stock Exchange makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or in the ability of the portfolio to track the performance of any market segment. The American Stock Exchange has no obligation to take the needs of the holders of the securities into consideration in calculating the portfolio. The American Stock Exchange is not responsible for, and has not participated in the determination of the timing of the sale of the securities, prices at which the securities are to be sold initially, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. The American Stock Exchange has no obligation or liability in connection with the administration or marketing of the securities.

     THE AMERICAN STOCK EXCHANGE DOES NOT GUARANTEE THE ACCURACY AND/ OR THE COMPLETENESS OF THE PORTFOLIO OR ANY DATA INCLUDED THEREIN. THE AMERICAN STOCK EXCHANGE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY SALOMON SMITH BARNEY INC., HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PORTFOLIO OR ANY DATA INCLUDED THEREIN. THE AMERICAN STOCK EXCHANGE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PORTFOLIO OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IN NO EVENT SHALL THE AMERICAN STOCK EXCHANGE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the principal U.S. federal income tax consequences that may be relevant to a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust that is a United States person for U.S. federal income tax purposes (any of the foregoing, a "U.S. person") who is the beneficial owner of a security (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the securities. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

     This summary addresses the U.S. federal income tax consequences to holders who are initial holders of the securities and who will hold the securities as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the securities as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     No statutory, judicial or administrative authority directly addresses the characterization of the securities or instruments similar to the securities for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the securities are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the securities and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

     In purchasing a security, each holder agrees with Salomon Smith Barney Holdings that Salomon Smith Barney Holdings and such holder intend to treat a security for U.S. federal income tax purposes as a cash-settled capped variable forward contract on the value of the 2003 Strategic 10 Portfolio at maturity (including as a result of acceleration or otherwise), under the terms of which contract (a) at the time of issuance of the securities the holder deposits irrevocably with Salomon Smith Barney Holdings a fixed amount of cash equal to the purchase price of the securities to assure the fulfillment of the holder's purchase obligation described in clause (c) below, which deposit will unconditionally and irrevocably be applied at maturity to satisfy such obligation, (b) until maturity Salomon Smith Barney Holdings will be obligated to pay interest on such deposit at a rate equal to the stated rate of interest on the securities as compensation to the holder for Salomon Smith Barney Holdings' use of such cash deposit during the term of the securities and (c) at maturity such cash deposit unconditionally and irrevocably will be applied by Salomon Smith Barney Holdings in full satisfaction of the holder's obligation under the forward contract. (Prospective investors should note that cash proceeds of this offering will not be segregated by Salomon Smith Barney Holdings during the term of the securities, but instead will be commingled with Salomon Smith Barney Holdings' other assets and applied in a manner consistent with the "Use of Proceeds and Hedging" in the accompanying prospectus.) Consistent with the above characterization, (i) amounts paid to Salomon Smith Barney Holdings in respect of the original issue of a security will be treated as allocable in their entirety to the amount of the cash deposit attributable to such securities, and (ii) amounts denominated as interest that are payable with respect to the securities will be characterized as interest payable on the amount of such deposit, includible annually in the income of a U.S. Holder as interest income in accordance with such holder's method of accounting.

     Under the above characterization of the securities, a holder's tax basis in a security generally will equal the holder's cost for that security. Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the security. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.

     At maturity, a U.S. Holder will recognize capital gain or loss equal to any difference between the amount of cash received from Salomon Smith Barney Holdings and the U.S. Holder's tax basis in the securities at that time. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at maturity.

     Due to the absence of authority as to the proper characterization of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the federal income tax consequences of owning securities under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield", be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the interest actually paid on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder's tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

     Salomon Smith Barney Holdings believes that the Contingent Payment Regulations should not apply to the securities because those Regulations apply only to debt instruments that provide for contingent payments. The securities provide economic returns that are portfolioed to the performance of the 2003 Strategic 10 Portfolio, and offer no assurance that a holder's investment will be returned to the holder at maturity. Accordingly, Salomon Smith Barney Holdings believes that the securities are properly characterized for tax purposes, not as debt instruments, but as capped variable forward contracts in respect of which holders have deposited a fixed amount of cash with Salomon Smith Barney Holdings, on which interest is payable at a fixed rate. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the securities, then, among other matters, gain realized by a holder on the sale or other taxable disposition of a security (including as a result of payments made at maturity) generally would be characterized as ordinary income, rather than as short- or long-term capital gain (depending on whether the security has been held for more than one year).

     Even if the Contingent Payment Regulations do not apply to the securities, it is possible that the IRS could seek to characterize the securities in a manner that results in tax consequences different from those described above. Under alternative characterizations of the securities, it is possible, for example, that a security could be treated as including a debt instrument and a forward contract or two or more options.

     Some or all of the net long-term capital gain arising from certain "constructive ownership" transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to forward contracts in respect of the stock of most corporations, including the securities transaction. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of "constructive ownership" transactions to include forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey "substantially all" of the economic return on an underlying asset from the scope of "constructive ownership" transactions. This category may include the securities transaction. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

NON-UNITED STATES PERSONS

     In the case of a holder of the securities that is not a U.S. person, payments made with respect to the securities should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the securities by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A holder of the securities may be subject to information reporting and to backup withholding at a rate of 31% of certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated December 1, 1997, govern the sale and purchase of the securities. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Salomon Smith Barney Inc., as underwriter, has agreed to purchase from Salomon Smith Barney Holdings, and Salomon Smith Barney Holdings has agreed to sell to Salomon Smith Barney
Inc., $          principal amount of securities (          securities).

     The underwriting agreement provides that the obligation of Salomon Smith Barney Inc. to purchase the securities included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Salomon Smith Barney Inc. is obligated to purchase all of the securities if it purchases any of the securities.

     Salomon Smith Barney Inc. proposes to offer some of the securities directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the securities to certain dealers at the
public offering price less a concession not in excess of $     per security.
Salomon Smith Barney Inc. may allow, and these dealers may reallow, a concession
not in excess of $     per security on sales to certain other dealers. If all of
the securities are not sold at the initial offering price, Salomon Smith Barney Inc. may change the public offering price and the other selling terms.

     Salomon Smith Barney Holdings has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the securities, it will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Salomon Smith Barney Holdings, in each case that are substantially similar to the securities or any security convertible into or exchangeable for the securities or substantially similar securities. Salomon Smith Barney Inc. may release any of the securities subject to this lock-up at any time without notice.

     The underwriting agreement provides that Salomon Smith Barney Holdings will indemnify Salomon Smith Barney Inc. against certain liabilities under the Securities Act of 1933 relating to material misstatements and omissions.

     Prior to this offering, there has been no public market for the securities. Consequently, the initial public offering price for the securities was determined by negotiations among Salomon Smith Barney Holdings and Salomon Smith Barney Inc. There can be no assurance, however, that the prices at which the securities will sell in the public market after this offering will not be lower than the price at which they are sold by Salomon Smith Barney Inc. or that an active trading market in the securities will develop and continue after this offering.

     Salomon Smith Barney Holdings will apply to list the securities on the American Stock Exchange under the symbol "EEB".

     In connection with the offering, Salomon Smith Barney Inc., as the underwriter, may purchase and sell securities and the underlying stocks of the 2003 Strategic 10 Portfolio in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of securities in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of securities or the underlying stocks of the 2003 Strategic 10 Portfolio made for the purpose of preventing a decline in the market price of the securities or the underlying stocks of the 2003 Strategic 10 Portfolio while the offering is in progress. These activities may cause the price of the securities to be higher than would otherwise be the case in the absence of these transactions. Salomon Smith Barney Inc. is not required to engage in any of these activities and may end any of these activities at any time.

     Salomon Smith Barney Inc. is a subsidiary of Salomon Smith Barney Holdings. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National

Association of Securities Dealers. Salomon Smith Barney Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

     This prospectus supplement, together with the accompanying prospectus, may also be used by Salomon Smith Barney Holdings' broker-dealer subsidiaries or affiliates in connection with offers and sales of the securities (subject to obtaining any necessary approval of the American Stock Exchange for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries or affiliates may act as principal or agent in these transactions. None of these subsidiaries or affiliates is obligated to make a market in the securities and any may discontinue any market making at any time without notice, at its sole discretion.

                                 ERISA MATTERS

     The purchaser, by its purchase or other acquisition of the securities, is deemed to represent that such purchaser is not an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or any government or other plan subject to Federal, state, or local law substantially similar to the fiduciary responsibility provisions of ERISA (an "ERISA-Type Plan"). Any plan that is subject to Section 4975 (e)(1) of the Internal Revenue Code that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh Plans) will be deemed to have represented, by its purchase or other acquisitions of the securities, that such purchase, acquisition, holding and subsequent disposition of such securities and the transactions contemplated hereby do not and will not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code.

                                 LEGAL MATTERS

     The validity of the securities and certain matters relating thereto will be passed upon for Salomon Smith Barney Holdings by Marcy Engel, Esq. Ms. Engel, General Counsel of Salomon Smith Barney Holdings, beneficially owns or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriter by Cleary, Gottlieb, Steen and Hamilton, New York, New York. Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to Salomon Smith Barney Holdings in connection with the securities. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Salomon Smith Barney Holdings and certain of its affiliates and may do so in the future.

                                    ANNEX A

                             THE UNDERLYING ISSUERS

     Holders of the securities will not be entitled to any rights with respect to the underlying stocks (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

     The descriptions of the issuers of the underlying stocks set forth below were obtained from publicly-available documents.

ALTRIA GROUP, INC.

     Altria Group, Inc., along with its wholly-owned subsidiaries and majority-owned subsidiaries, is the largest consumer packaged goods company in the world. It engages in the manufacture and sale of various consumer products, including cigarettes, foods, beer and other beverages. Altria Group is currently subject to the informational reporting requirements of the Securities Exchange Act. Accordingly, Altria Group files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002), proxy statements and other information with the SEC.

     Altria Group's common stock is quoted on the New York Stock Exchange under the symbol "MO". The following table sets forth, for each of the quarterly periods indicated, the high and low sale price for Altria Group's common stock as reported on the NYSE.

QUARTER                                                   HIGH        LOW      DIVIDEND
-------                                                  -------    -------    --------
1998
  First................................................  47.8750    39.0625     0.4000
  Second...............................................  41.5625    34.7500     0.4000
  Third................................................  48.1250    38.0625     0.4000
  Fourth...............................................  59.3750    45.1875     0.4400
1999
  First................................................  55.5625    34.0000     0.4400
  Second...............................................  43.0000    33.1250     0.4400
  Third................................................  41.1875    33.8125     0.4400
  Fourth...............................................  35.5000    21.2500     0.4800
2000
  First................................................  24.6250    18.6875     0.4800
  Second...............................................  28.7500    20.4375     0.4800
  Third................................................  33.8750    23.0000     0.4800
  Fourth...............................................  45.5000    29.5625     0.5300
2001
  First................................................  52.0400    39.6250     0.5300
  Second...............................................  53.8800    44.0000     0.5300
  Third................................................  49.7600    43.0000     0.5300
  Fourth...............................................  51.7200    44.7800     0.5800
2002
  First................................................  54.4800    45.4000     0.5800
  Second...............................................  57.7900    42.5000     0.5800
  Third................................................  52.0000    37.5500     0.5800
  Fourth...............................................  44.0700    35.4000     0.6400
2003
  First (through March 27, 2003).......................  41.9000    32.6000     0.6400

     The closing price of Altria Group's common stock on March 27, 2003 was $33.30.

     According to Altria Group's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as of February 28, 2003, there were 2,033,459,440 shares of Altria Group's common stock outstanding.

CATERPILLAR INC.

     Caterpillar Inc. operates in three principal lines of business including machinery, engines and financial products. It engages in designing, manufacturing and marketing of construction, mining, agricultural and forestry machinery as well as engines for machinery and electric power generation systems. It also provides financing to customers and dealers for the purchase and lease of Caterpillar and noncompetitive related equipment, as well as some financing for Caterpillar sales to dealers. Caterpillar is currently subject to the informational reporting requirements of the Securities Exchange Act. Accordingly, Caterpillar files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002), proxy statements and other information with the SEC.

     Caterpillar's common stock is quoted on the New York Stock Exchange under the symbol "CAT". The following table sets forth, for each of the quarterly periods indicated, the high and low sale price for Caterpillar's common stock as reported on the NYSE.

QUARTER                                                   HIGH        LOW      DIVIDEND
-------                                                  -------    -------    --------
1998
  First................................................  59.2500    44.5000     0.2500
  Second...............................................  60.7500    51.0625     0.2500
  Third................................................  56.3125    39.0625     0.3000
  Fourth...............................................  52.1875    41.1250     0.3000
1999
  First................................................  52.9375    42.0000     0.3000
  Second...............................................  66.4375    46.3125     0.3000
  Third................................................  63.8750    52.5625     0.3250
  Fourth...............................................  58.8750    43.1875     0.3250
2000
  First................................................  55.1250    33.5000     0.3250
  Second...............................................  44.8750    33.8125     0.3250
  Third................................................  39.6250    32.5000     0.3400
  Fourth...............................................  47.9375    29.5625     0.3400
2001
  First................................................  49.6250    39.7500     0.3400
  Second...............................................  56.8100    41.5000     0.3400
  Third................................................  55.7200    40.3500     0.3500
  Fourth...............................................  53.2100    43.3500     0.3500
2002
  First................................................  59.9900    46.7500     0.3500
  Second...............................................  59.6200    45.9000     0.3500
  Third................................................  49.4000    36.3500     0.3500
  Fourth...............................................  50.7900    33.7500     0.3500
2003
  First (through March 27, 2003).......................  52.5500    42.0400     0.3500

     The closing price of Caterpillar's common stock on March 27, 2003 was $50.72.

     According to Caterpillar's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, as of September 30, 2002, there were 344,181,672 shares of Caterpillar's common stock outstanding.

E.I. DU PONT DE NEMOURS AND COMPANY

     E.I. du Pont de Nemours and Company is a world leader in science and technology in a range of disciplines, including high-performance materials, synthetic fibers, electronics, specialty chemicals, agriculture and biotechnology. It operates globally, manufacturing a wide range of products for distribution and sale to many different markets, including the transportation, textile, construction, motor vehicle, agricultural, home furnishings, medical, packaging, electronics, and the nutrition and health markets. Du Pont is currently subject to the informational reporting requirements of the Securities Exchange Act. Accordingly, Du Pont files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002), proxy statements and other information with the SEC.

     Du Pont common stock is quoted on the New York Stock Exchange under the symbol "DD". The following table sets forth, for each of the quarterly periods indicated, the high and low sale price for du Pont's common stock as reported on the NYSE.

QUARTER                                                    HIGH       LOW     DIVIDENDS
-------                                                   -------   -------   ---------
1998
  First.................................................  70.4375   52.6875    0.3150
  Second................................................  84.4375   67.1875    0.3500
  Third.................................................  79.5000   52.2500    0.3500
  Fourth................................................  66.5000   51.6875    0.3500
1999
  First.................................................  60.1250   50.0625    0.3500
  Second................................................  75.1875   57.1875    0.3500
  Third.................................................  75.0625   58.0000    0.3500
  Fourth................................................  69.4375   58.0625    0.3500
2000
  First.................................................  73.9375   45.0625    0.3500
  Second................................................  63.5625   43.1250    0.3500
  Third.................................................  50.6875   38.1875    0.3500
  Fourth................................................  49.8750   39.6250    0.3500
2001
  First.................................................  49.5625   39.8800    0.3500
  Second................................................  49.8800   40.0000    0.3500
  Third.................................................  48.9300   32.6700    0.3500
  Fourth................................................  45.7500   36.2800    0.3500
2002
  First.................................................  49.8000   39.7900    0.3500
  Second................................................  48.4000   41.8000    0.3500
  Third.................................................  45.7500   35.0300    0.3500
  Fourth................................................  45.3000   36.0000    0.3500
2003
  First (through March 27, 2003)........................  44.7100   35.1100    0.3500

     The closing price of du Pont's common stock on March 27, 2003 was $39.85.

     According to du Pont's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as of January 31, 2003, there were 994,710,182 shares of du Pont's common stock outstanding.

EASTMAN KODAK COMPANY

     Eastman Kodak Company is engaged primarily in developing, manufacturing and marketing traditional and digital imaging products, services and solutions for consumers, professionals, healthcare providers, the entertainment industry and other commercial customers. Kodak is currently subject to the informational reporting requirements of the Securities Exchange Act. Accordingly, Kodak files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002), proxy statements and other information with the SEC.

     Kodak's common stock is quoted on the New York Stock Exchange under the symbol "EK". The following table sets forth, for each of the quarterly periods indicated, the high and low sale price for Kodak's common stock as reported on the NYSE.

QUARTER                                                     HIGH       LOW     DIVIDEND
-------                                                    -------   -------   --------
1998
  First..................................................  67.7500   57.9375    0.4400
  Second.................................................  76,1875   62.7500    0.4400
  Third..................................................  88.9375   72.8125    0.4400
  Fourth.................................................  85.2500   70.0000    0.4400
1999
  First..................................................  80.3750   62.3125    0.4400
  Second.................................................  79.8125   60.8125    0.4400
  Third..................................................  78.2500   68.2500    0.4400
  Fourth.................................................  77.5000   56.6250    0.4400
2000
  First..................................................  67.5000   53.3125    0.4400
  Second.................................................  63.6250   53.1875    0.4400
  Third..................................................  65.6875   39.7500    0.4400
  Fourth.................................................  48.5000   35.3125    0.4400
2001
  First..................................................  47.0000   38.1875    0.4400
  Second.................................................  49.9500   37.7600    0.4400
  Third..................................................  47.3800   30.7500    0.4400
  Fourth.................................................  36.1000   24.4500    0.8900
2002
  First..................................................  34.3000   25.5800    0.0000
  Second.................................................  35.4800   28.1500    0.0000
  Third..................................................  32.3600   26.3500    0.9000
  Fourth.................................................  38.4800   25.5900    0.9000
2003
  First (through March 27, 2003).........................  40.2400   27.6800    0.0000

     The closing price of Kodak's common stock on March 27, 2003 was $30.65.

     According to Kodak's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as of December 31, 2003, there were 285,933,179 shares of Kodak's common stock outstanding.

GENERAL ELECTRIC COMPANY

     General Electric Company is one of the largest and most diversified industrial corporations in the world. General Electric has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, General Electric has developed or acquired new technologies and services that have broadened considerably the scope of its activities. General Electric is currently subject to the informational reporting requirements of the Securities Exchange Act. Accordingly, General Electric files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002), proxy statements and other information with the SEC.

     General Electric's common stock is quoted on the New York Stock Exchange under the symbol "GE". The following table sets forth, for each of the quarterly periods indicated, the high and low sale price for General Electric's common stock as reported on the NYSE, and adjusted to reflect a 3 for 1 split on May 5, 2000.

QUARTER                                                     HIGH       LOW     DIVIDEND
-------                                                    -------   -------   --------
1998
  First..................................................  29.2083   23.4375    0.1000
  Second.................................................  30.6667   26.8958    0.1000
  Third..................................................  32.2917   24.2083    0.1000
  Fourth.................................................  34.6458   23.0625    0.1000
1999
  First..................................................  38.0625   31.3542    0.1167
  Second.................................................  39.1458   33.2708    0.1167
  Third..................................................  40.8333   34.1875    0.1167
  Fourth.................................................  53.1667   38.2083    0.1167
2000
  First..................................................  54.9375   41.6667    0.1367
  Second.................................................  55.9792   47.7083    0.1367
  Third..................................................  60.5000   49.5000    0.1367
  Fourth.................................................  59.9375   47.2500    0.1367
2001
  First..................................................  48.7500   36.4300    0.1600
  Second.................................................  53.5500   39.0400    0.1600
  Third..................................................  50.2000   28.6900    0.1600
  Fourth.................................................  41.7800   36.0400    0.1600
2002
  First..................................................  41.8300   34.4900    0.1800
  Second.................................................  37.8000   27.5000    0.1800
  Third..................................................  32.9800   23.5500    0.1800
  Fourth.................................................  27.8500   21.4100    0.1800
2003
  First (through March 27, 2003).........................  28.0000   22.1700    0.1900

     The closing price of General Electric's common stock on March 27, 2003 was $26.44.

     According to General Electric's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as of February 28, 2003, there were 9,993,192,236 shares of General Electric's common stock outstanding.

GENERAL MOTORS CORPORATION

     General Motors Corporation engages in automotive and communications services, as well as financing and insurance operations. It designs, manufactures, and markets vehicles globally under various nameplates. It also offers a wide range of financial services, including consumer vehicle financing, automotive dealership and other commercial financing, residential and commercial mortgage services, automobile service contracts, personal automobile insurance coverage and selected commercial insurance coverage. General Motors is currently subject to the informational reporting requirements of the Securities Exchange Act. Accordingly, General Motors files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002), proxy statements and other information with the SEC.

     General Motors' common stock is quoted on the New York Stock Exchange under the symbol "GM". The following table sets forth, for each of the quarterly periods indicated, the high and low sale price for General Motors' common stock as reported on the NYSE.

QUARTER                                                     HIGH       LOW     DIVIDEND
-------                                                    -------   -------   --------
1998
  First..................................................  61.9371   45.9315    0.5000
  Second.................................................  63.9704   55.1595    0.5000
  Third..................................................  62.3021   45.4101    0.5000
  Fourth.................................................  62.1978   39.2581    0.5000
1999
  First..................................................  78.3077   57.7141    0.5000
  Second.................................................  79.1419   61.0625    0.5000
  Third..................................................  72.4375   59.8125    0.5000
  Fourth.................................................  79.0000   60.6875    0.5000
2000
  First..................................................  88.0000   70.7500    0.5000
  Second.................................................  94.6250   57.2500    0.5000
  Third..................................................  76.6250   56.9375    0.5000
  Fourth.................................................  68.2500   48.4375    0.5000
2001
  First..................................................  59.7000   50.2500    0.5000
  Second.................................................  64.8900   50.2000    0.5000
  Third..................................................  67.8000   39.1700    0.5000
  Fourth.................................................  53.2200   40.5200    0.5000
2002
  First..................................................  62.0100   47.9200    0.5000
  Second.................................................  68.0900   50.7700    0.5000
  Third..................................................  54.0800   38.1500    0.5000
  Fourth.................................................  41.5000   30.8300    0.5000
2003
  First (through March 27, 2003).........................  40.5000   29.9200    0.5000

     The closing price of General Motors' common stock on March 27, 2003 was $34.21.

     According to General Motors' Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as of February 28, 2003, there were 560,560,818 shares of General Motor's common stock outstanding.

HONEYWELL INTERNATIONAL INC.

     Honeywell International Inc. is a diversified technology and manufacturing company, serving customers worldwide with aerospace products and services, control, sensing and security technologies for buildings, homes and industry, automotive products, specialty chemicals, fibers, and electronic and advanced materials. Honeywell is currently subject to the informational reporting requirements of the Securities Exchange Act. Accordingly, Honeywell files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002), proxy statements and other information with the SEC.

     Honeywell's common stock is quoted on the New York Stock Exchange under the symbol "HON". The following table sets forth, for each of the quarterly periods indicated, the high and low sale price for Honeywell's common stock as reported on the NYSE.

QUARTER                                                     HIGH       LOW     DIVIDEND
-------                                                    -------   -------   --------
1998
  First..................................................  43.8125   34.6250    0.1500
  Second.................................................  47.5625   39.6250    0.1500
  Third..................................................  46.6875   32.6250    0.1500
  Fourth.................................................  45.1250   33.1250    0.1500
1999
  First..................................................  50.9375   37.8125    0.1700
  Second.................................................  68.6250   49.2500    0.1700
  Third..................................................  68.0000   56.6875    0.1700
  Fourth.................................................  64.2500   52.3125    0.1700
2000
  First..................................................  60.4375   40.3125    0.1875
  Second.................................................  59.1250   32.1250    0.1875
  Third..................................................  41.7500   33.2500    0.1875
  Fourth.................................................  55.6250   33.3750    0.1875
2001
  First..................................................  49.9400   34.8500    0.1875
  Second.................................................  53.9000   33.0000    0.1875
  Third..................................................  39.0800   22.1500    0.1875
  Fourth.................................................  34.9000   25.3200    0.1875
2002
  First..................................................  40.8800   28.6500    0.1875
  Second.................................................  40.9500   34.0000    0.1875
  Third..................................................  36.7800   21.3300    0.1875
  Fourth.................................................  27.2500   18.8000    0.1875
2003
  First (through March 27, 2003).........................  25.6400   20.7300    0.1875

     The closing price of Honeywell's common stock on March 27, 2003 was $21.98.

     According to Honeywell's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as of February 21, 2003, there were 855,585,367 shares of Honeywell's common stock outstanding.

INTERNATIONAL PAPER COMPANY

     International Paper Company is a global forest products, paper and packaging company that is complemented by an extensive distribution system, with primary markets and manufacturing operations in the United States, Canada, Europe, the Pacific Rim, and South America. International Paper is currently subject to the informational reporting requirements of the Securities Exchange Act. Accordingly, International Paper files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002), proxy statements and other information with the SEC.

     International Paper's common stock is quoted on the New York Stock Exchange under the symbol "IP". The following table sets forth, for each of the quarterly periods indicated, the high and low sale price for International Paper's common stock as reported on the NYSE.

QUARTER                                                     HIGH       LOW     DIVIDEND
-------                                                    -------   -------   --------
1998
  First..................................................  52.6250   40.8750    0.2500
  Second.................................................  55.2500   42.5000    0.2500
  Third..................................................  49.3750   35.5000    0.2500
  Fourth.................................................  49.1250   40.1875    0.2500
1999
  First..................................................  47.1250   39.5000    0.2500
  Second.................................................  59.5000   42.6875    0.2500
  Third..................................................  56.0625   46.9375    0.2500
  Fourth.................................................  57.6875   43.5625    0.2500
2000
  First..................................................  60.0000   32.8750    0.2500
  Second.................................................  45.9375   29.5625    0.2500
  Third..................................................  36.8125   27.0000    0.2500
  Fourth.................................................  43.0000   26.3125    0.2500
2001
  First..................................................  43.2500   32.9000    0.2500
  Second.................................................  41.0000   33.3100    0.2500
  Third..................................................  42.5000   30.7000    0.2500
  Fourth.................................................  41.8000   33.6100    0.2500
2002
  First..................................................  46.1900   37.8900    0.2500
  Second.................................................  45.2000   39.1300    0.2500
  Third..................................................  44.1000   31.7500    0.2500
  Fourth.................................................  39.6000   31.3500    0.2500
2003
  First (through March 27, 2003).........................  38.4000   33.5900    0.2500

     The closing price of International Paper's common stock on March 27, 2003 was $34.65.

     According to International Paper's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as of February 21, 2003, there were 478,808,232 shares of International Paper's common stock outstanding.

J.P. MORGAN CHASE & CO.

     J.P. Morgan Chase & Co. is one of the largest banking institutions in the United States. It offers global financial services in more than 50 countries. The bank and nonbank subsidiaries of J.P. Morgan Chase operates nationally, as well as through overseas branches and subsidiaries, representative offices and affiliated banks. J.P. Morgan Chase is currently subject to the informational reporting requirements of the Securities Exchange Act. Accordingly, J.P. Morgan Chase files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002), proxy statements and other information with the SEC.

     J.P. Morgan Chase's common stock is quoted on the New York Stock Exchange under the symbol "JPM". The following table sets forth, for each of the quarterly periods indicated, the high and low sale price for J.P. Morgan Chase's common stock as reported on the NYSE, and adjusted to reflect a 2 for 1 split on June 12, 1998 and a 3 for 2 split on June 9, 2000.

QUARTER                                                     HIGH       LOW     DIVIDEND
-------                                                    -------   -------   --------
1998
  First..................................................  46.3333   32.7708    0.2067
  Second.................................................  51.0000   42.7917    0.2400
  Third..................................................  51.7083   26.7083    0.2400
  Fourth.................................................  48.3750   23.7083    0.2400
1999
  First..................................................  59.6667   45.2500    0.2400
  Second.................................................  60.7500   46.7500    0.2733
  Third..................................................  58.9583   48.3750    0.2733
  Fourth.................................................  59.5000   43.8750    0.2733
2000
  First..................................................  67.1667   45.5000    0.2733
  Second.................................................  62.0000   44.1250    0.3200
  Third..................................................  58.3750   44.6250    0.3200
  Fourth.................................................  48.1250   32.3750    0.3200
2001
  First..................................................  57.3000   37.6000    0.3200
  Second.................................................  50.6000   39.2400    0.3400
  Third..................................................  46.0100   29.0500    0.3400
  Fourth.................................................  40.9500   31.8500    0.3400
2002
  First..................................................  39.6800   26.7000    0.3400
  Second.................................................  38.7100   30.1500    0.3400
  Third..................................................  33.6800   17.9000    0.3400
  Fourth.................................................  26.1400   15.3000    0.3400
2003
  First (through March 27, 2003).........................  27.9800   20.7500    0.3400

     The closing price of J.P. Morgan Chase's common stock on March 27, 2003 was $24.17.

     According to J.P. Morgan Chase's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as of February 28, 2003, there were 2,001,935,479 shares of J.P. Morgan Chase's common stock outstanding.

SBC COMMUNICATIONS INC.

     SBC Communications Inc. ranks among the largest providers of telecommunications services in the United States and the world. Through its subsidiaries, it provides communications services and products in the United States and has investments in more than 25 countries. It offers its services and products to businesses and consumers, as well as other providers of telecommunications services. SBC is currently subject to the informational reporting requirements of the Securities Exchange Act. Accordingly, SBC files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002), proxy statements and other information with the SEC.

     SBC's common stock is quoted on the New York Stock Exchange under the symbol "SBC". The following table sets forth, for each of the quarterly periods indicated, the high and low sale price for SBC's common stock as reported on the NYSE, and adjusted to reflect a 2 for 1 split on March 19, 1998.

QUARTER                                                     HIGH       LOW     DIVIDEND
-------                                                    -------   -------   --------
1998
  First..................................................  46.5000   35.3750    0.2238
  Second.................................................  44.9375   37.1250    0.2338
  Third..................................................  44.8750   35.7500    0.2338
  Fourth.................................................  54.8750   41.1875    0.2338
1999
  First..................................................  59.9375   46.1250    0.2338
  Second.................................................  58.0000   48.0625    0.2438
  Third..................................................  59.8750   45.3750    0.2438
  Fourth.................................................  55.5000   44.0625    0.2438
2000
  First..................................................  49.0000   34.8125    0.2438
  Second.................................................  50.0000   40.5000    0.2538
  Third..................................................  50.1875   38.5000    0.2538
  Fourth.................................................  59.0000   42.6250    0.2538
2001
  First..................................................  53.0625   39.6500    0.2538
  Second.................................................  45.6800   38.2000    0.2563
  Third..................................................  47.5000   39.7400    0.2563
  Fourth.................................................  47.2500   36.5000    0.2563
2002
  First..................................................  40.9900   34.2900    0.2563
  Second.................................................  38.4000   27.9900    0.2700
  Third..................................................  31.9500   19.6000    0.2700
  Fourth.................................................  29.0800   19.8000    0.2700
2003
  First (through March 27, 2003).........................  31.1900   19.3400    0.2700

     The closing price of SBC's common stock on March 27, 2003 was $20.85.

     According to SBC's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as of February 28, 2003, there were 3,320,400,321 shares of SBC's common stock outstanding.

      You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front of the document.

                                   ----------

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
                              PROSPECTUS SUPPLEMENT

Summary Information....................................................  S-3
Incorporation of Certain Documents by Reference........................  S-6
Risk Factors Relating to the Securities................................  S-7
Description of the Securities.......................................... S-11
Description of the 2003 Strategic 10 Portfolio......................... S-17
Certain United States Federal Income Tax Considerations................ S-20
Underwriting........................................................... S-23
ERISA Matters.......................................................... S-24
Legal Matters.......................................................... S-24
Annex A - The Underlying Issuers.......................................  A-1

                                   PROSPECTUS
Prospectus Summary.....................................................    2
Forward-Looking Statements.............................................    6
Salomon Smith Barney Holdings Inc. ...................................    7
Use of Proceeds and Hedging............................................    8
Ratio of Earnings to Fixed Charges.....................................    9
European Monetary Union................................................   10
Description of Debt Securities.........................................   11
Description of Index Warrants..........................................   18
Book-Entry Procedures and Settlement...................................   21
Limitations on Issuances in Bearer Form................................   22
Plan of Distribution...................................................   23
ERISA Matters..........................................................   25
Legal Matters..........................................................   25
Experts................................................................   25

                                  SALOMON SMITH
                              BARNEY HOLDINGS INC.

                            % ENHANCED CAPPED-UPSIDE
                          EQUITY-LINKED SECURITIES(SM)

                                   BASED UPON
                         THE 2003 STRATEGIC 10 PORTFOLIO
                              DUE          , 2005
                      ($10 PRINCIPAL AMOUNT PER SECURITY)


                                   ----------
                              PROSPECTUS SUPPLEMENT
                                     , 2003
                           (INCLUDING PROSPECTUS DATED
                               FEBRUARY 23, 2001)
                                   ----------


                              SALOMON SMITH BARNEY